                                ADDENDUM TO LEASE

     THIS ADDENDUM is attached to and forms a part of that certain Standard Industrial Lease dated for reference purposes September 8, 1995, by and between William D & Edna J. Wright dba South Coast Business Park ("Lessor"), and q.a.d., Inc., a California Corporation ("Lessee"). The said Standard Industrial Lease is hereby modified/supplemented (and as modified/supplemented is hereinafter referred to as "this Lease") in the following particulars only:

          A. OPTION TO EXTEND TERM OF LEASE. Lessee is hereby granted the option to extend the term of this Lease for three (3) additional successive periods of one (1) years each. The options shall be exercised by the delivery of written notice to Lessor no earlier than two hundred seventy (270) days and no later than one hundred eighty (180) days prior to the expiration of the lease term then in effect. Any extensions granted hereunder shall be on the same terms and conditions applicable to the initial term except as to rent, which shall be increased in accordance with Paragraph B(2) below. Lessee's right to exercise the options granted herein is subject to the terms and conditions set forth in Paragraph 39 of this Lease.

          B.   ADJUSTMENTS TO BASE RENT.
               (1) COST OF LIVING ADJUSTMENTS TO BASE RENT. The Base Rent payable pursuant to Paragraph 4.1 shall be subject to further adjustment as of October 1, 1996, and as of the same date each year thereafter during the initial lease term and any extension period. Said date is hereinafter referred to as the "Adjustment Date." The adjustment shall be made as follows:

          The Base Rent for the Premises shall be adjusted by the same percentage as the increase, if any, in the Consumer Price Index (All Items for All Urban Consumers 1982-84=100 Base), of the United States Department of Labor, Bureau of Labor Statistics for Los Angeles-Anaheim-Riverside, CA
(the "Index"). The adjustment shall be calculated according to the following formula:

          X = A x B
                  -
                  C

          X =  Adjusted rent

          A =  Base Rent as of the first month of the term then in effect.

          B = The monthly index for the third month immediately preceding the Adjustment Date.

          C = The monthly index for the third month immediately preceding the first month of the term then in effect.

The monthly rent as so adjusted shall be payable for each month commencing with the Adjustment Date and continuing until the next Adjustment Date.

          If the Index is discontinued or revised during the term of this Lease, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

          (2) DETERMINATION OF BASE RENT DURING EXTENSION PERIODS. In the event Lessee exercises the option to extend granted in Paragraph (a) above, the Base Rent payable at the commencement of the applicable Extension Period shall be the then prevailing market rate for a triple net lease of comparable lease Premises in the surrounding geographical area. Prevailing market rate shall be determined by mutual agreement of Lessor and Lessee on the basis of the value which will be obtained in an arms-length transaction between an informed and willing tenant (other than a tenant currently in possession of the demised Premises) and an informed and willing landlord (other than the then existing landlord of demised Premises) under no compulsion to lease. If Lessor and Lessee have not agreed upon the prevailing market rental rate by the date which is thirty (30) days prior to the expiration of the lease term then in effect, then the option to extend will automatically cease and be deemed extinguished. The base monthly rent as determined pursuant to this Paragraph B(2) shall thereafter be subject to further cost of living adjustments pursuant to the terms of Paragraph B(1) above.

          C. CONSTRUCTION OF TENANT IMPROVEMENTS. Lessee understands and agrees that Lessor is currently in the process of constructing the improvements which shall comprise the Premises. In the course of such construction, Lessor hereby agrees to construct the tenant improvements set forth in the plans and specifications attached hereto as Exhibit "B". Such plans and specifications are hereby clarified as follows: SEE EXHIBIT. Lessee has reviewed and approved all such plans and specifications. Any changes or additions made by Lessee to such plans and specifications shall be at Lessee's sole cost and expense, including a ten percent (10%) administrative payment to Lessor. Such additional payments shall be paid by Lessee to Lessor as follows: (i) fifty percent (50%) upon approval of such change by Lessor; and (ii) fifty percent (50%) prior to occupancy of the Premises by Lessee. All tenant improvements shall be deemed substantially completed when the City of Carpinteria issues a Certificate of Occupancy for the Premises. Notwithstanding the issuance of such Certificate, Lessee shall be provided with a punch list of such tenant improvements prior to the commencement of the lease term, and shall inspect the Premises after their substantial completion. Lessee shall set forth any manner in which Lessee claims that the Premises to do not conform to the plans and specifications attached hereto as Exhibit "B", as reasonably measured by the standards of finished, comparably priced industrial space in the Santa Barbara area (hereinafter the "discrepancy"). Lessor shall cure such discrepancies to the extent Lessor deems such discrepancies to be reasonably claimed, within thirty (30) days following commencement of the lease term. Provided however, if any such discrepancy is incapable of cure within such thirty (30)-day period, and Lessor has commenced the cure of such discrepancy within such thirty
(30)-day period, this provision shall be satisfied.

          D.   USE. Paragraph 6 of this Lease is hereby supplemented as follows:
               (1) PROHIBITED USES. Lessee shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the Premises or any of its contents, or cause a cancellation of any insurance policy covering the Premises or any part thereof or any of its contents. Lessee shall not commit or suffer to be committed any nuisance or waste in or upon the Premises. Lessee shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Lessee shall not keep any animals or pets on the Premises. Lessee shall not use or store "hazardous materials or wastes" on the Premises, as such terms are defined by applicable federal and state law, without Lessor's prior written consent. If such consent is given, Lessee shall comply with governmental laws, rules and regulations pertaining to hazardous materials and wastes. Lessor shall have a right of re-entry upon the Premises on reasonable notice and at reasonable times for purposes of inspection, contamination testing and remediation.

               (2) INSTALLATION OF SPECIALIZED EQUIPMENT AND USE OF LESSEE'S POSSESSIONS ON THE PREMISES. Lessee shall not install on the Premises any specialized equipment requiring the use of a power source (including, but not limited to, computer hardware or software) without the prior written consent of Lessor. Lessor shall give its consent to such installation provided the conditions contained herein are satisfied. Lessor shall not be liable to Lessee for damage to Lessee or Lessee's possessions, including but not limited to furniture, fixtures, equipment (specialized or otherwise), and inventory, from any cause. Lessee waives all claims against Lessor for damage to Lessee's possessions arising for any reason. Lessee shall comply with all laws, regulations and ordinances relating to the condition and use of any and all of Lessee's possessions on the Premises, including laws requiring the alteration, maintenance and restoration of the Premises as a result of Lessee's particular use. Provided, however, any required alterations to the Premises shall be conditioned upon Lessor's prior written consent. The Premises shall not be electrically overloaded. No equipment, machinery, apparatus or other appliance shall be used or operated on the Premises in such a manner that such equipment will in any way injure, vibrate or shake the Premises, or place an excessive burden on power sources installed on the Premises.

          E. ASSIGNMENT AND SUBLETTING. Lessee hereby understands and agrees that Lessor may withhold its consent to any requested assignment or subletting, and such withholding of consent shall be deemed reasonable, in the event that the proposed assignee or sublessee intends to use or store hazardous wastes or materials on the Premises. Also, it is a requirement that Lessor receive seventy five percent (75%) of any consideration or increase in rent received or to be --- over

          F. INDEMNITY. The indemnification of Lessor by Lessee pursuant to Paragraph 8.7 of this Lease shall also include and extend to any violation by Lessee of applicable state, federal and local laws pertaining to the use, storage and discharge of hazardous materials and wastes.

          G. DEFAULT. Paragraph 13.1 of this Lease is supplemented to provide that the release or discharge by Lessee of any hazardous material or wastes in or about the Premises, or violation of any law or deviation from prescribed procedures in the use or storage of hazardous materials or wastes, shall constitute a material default of this Lease by Lessee. Wherever used in this Lease, the terms hazardous wastes and/or hazardous materials shall include all definitions of hazardous wastes and materials provided by both federal and California law.

          H. ABOVE-STANDARD TENANT IMPROVEMENTS. In addition to the construction of tenant improvements as set forth in Paragraph C above, Lessor and Lessee agree that Lessor shall also construct those certain above-standard tenant improvements set forth in the plans and specifications attached hereto as Exhibit "C". Lessor and Lessee have estimated to the best of their ability the total construction costs Lessor shall incur in the construction of such above-standard improvements and Lessee has approved such estimate as set forth in Exhibit "C". Provided however, Lessee understands and agrees that this is an estimate only, and that the total actual construction costs for such above-standard improvements may exceed the estimate. Nevertheless, Lessee agrees that the Base Rent payable pursuant to Paragraph 4 of the Lease shall be adjusted as more particularly set forth below, based on the total actual construction costs for such above-standard improvements and not the estimated costs. Lessor shall pay all costs incurred in connection with the construction of the above-standard improvements including but not limited to actual material costs, costs of installation, architectural and/or engineering fees, governmental fees (e.g. building permit fees), the cost of painting and other finish work, and delivery fees. Following completion of construction and when such costs are known to Lessor, Lessor shall provide Lessee with a breakdown of such costs, and a total for the actual costs of the above-standard improvements. The minimum monthly rent payable by Lessee over the initial term of this Lease shall then be increased by the quotient derived by dividing the total actual cost of construction of the above-standard improvements by the number of months in the initial Lease Term. Solely as an example, assume:

         total cost of construction        =  $50,000

         months in the initial Lease Term  =  36

         quotient                          =  $1,388.89 ($50,000 + 36)

         original Base Rent                =  $3,500.00

         adjusted Base Rent                =  $4,888.89 ($3,500.00 + $1,388.89).

Lessor shall notify Lessee promptly upon determination of the adjusted Base Rent. By its execution of this Addendum to Lease, Lessee acknowledges its liability for payment of such adjusted Base Rent notwithstanding the fact that such adjusted amount is not capable of determination as of the date of execution hereof. Lessee shall have the right to request change orders as set forth in Paragraph C above. Following completion of construction and installation of the above-standard improvements, Lessee shall also have the inspection rights set forth in Paragraph C above. Subject to Lessor's duty to correct defects arising out of improper installation of improvements, Lessee's sole and exclusive remedy for alleged product defects in such above-standard improvements shall be a right of action against the manufacturer guaranteeing the allegedly defective product. Lessor shall assign to Lessee all warranties and guaranties of the manufacturers of all above-standard improvements installed in the Premises. Notwithstanding the adjusted Base Rent as set forth herein, in the event that Lessee is in default of any of its obligations under this Lease, then in addition to any other rights or remedies which Lessor may require that Lessee pay the unpaid balance of the total actual costs of construction of the above standard improvements immediately upon written notice. Upon receipt by Lessor from Lessee of such unpaid balance, the Base Rent payable by Lessee shall be reduced by the quotient described above.

          IN WITNESS WHEREOF, Lessor and Lessee have each caused this Addendum to be executed concurrently with the Lease of which this Addendum forms a part.


LESSOR:

WILLIAM D & EDNA J. WRIGHT dba
SOUTH COAST BUSINESS PARK


BY:  /s/ Jean Wright-Boutolazs, Agent  Dated: 10/10/95
     --------------------------------        -----------------------


LESSEE:

q.a.d., Inc., a California Corporation


BY:                                     Dated:
     ------------------------------            ----------------------
     Pam Lopker, President


BY:  /s/ Douglas Marsh                  Dated:   Sep. 28, 1995
     ------------------------------            ----------------------
     Karl Lopker, Vice President

                                   EXHIBIT "A"



                                  [FLOOR PLAN]


                            SOUTH COAST BUSINESS PARK
                   6410-6460 Via Real, Carpinteria, California